Exhibit 8.1
KUTAK ROCK LLP

THE OMAHA BUILDING
1650 FARNAM STREET

OMAHA, NEBRASKA 68102-2186

402-346-6000
FACSIMILE 402-346-1148
WWW.KUTAKROCK.COM

January 29, 2010

America First Tax Exempt Investors, L.P.
1004 Farnam Street
Suite 400
Omaha, Nebraska  68102

Re:           U.S. Federal Income Tax Consequences

Ladies and Gentlemen:

We have acted as counsel for America First Tax Exempt Investors, L.P., a Delaware limited partnership (the “Partnership”), in connection with the filing of a Registration Statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), with respect to the registration of an indeterminate number of Beneficial Unit Certificates representing assigned limited partnership interests in the Partnership (the “Shares”) which will be offered from time to time by the Partnership for an aggregate offering price of up to $200,000,000.  This opinion is being furnished in accordance with the requirements of Item 16 of Form S-3 and Item 601(b)(8) of Regulation S-K.

In the course of our representation, we have reviewed the Registration Statement, the Agreement of Limited Partnership Agreement of the Partnership (the “Partnership Agreement”), and such other documents and information as we have deemed necessary to enable us to render the opinions below.  We have relied on certain representations of officers of the general partner of Partnership as set forth in an officers’ certificate dated as of the date hereof.  For purposes of our opinion, we have not made an independent investigation of the facts set forth in such documents or the officers’ certificate, but have relied on the Partnership’s representation that the information presented in such documents or otherwise furnished to us accurately and completely describes all material facts relevant to our opinion.

In rendering our opinions, we have also considered and relied upon the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury Regulations promulgated thereunder (the “Regulations”), pertinent judicial and administrative authorities and such other authorities as we have considered relevant.  It should be noted that such laws, Code, Regulations, judicial decisions, administrative interpretations and other authorities are subject to change at any time and, in some circumstances, with retroactive effect.  A change in any of the authorities upon which our opinions are based could preclude us from rendering  similar opinions in the future.

Based on and subject to the foregoing, we are of the opinion that (i) the Partnership will be treated as a partnership for United States federal income tax purposes and (ii) the holders of Shares will be subject to tax as partners of the Partnership for United States federal income tax purposes.

We are also of the opinion that the descriptions of the law contained in the Registration Statement under the caption “U.S. Federal Income Tax Considerations—Income tax considerations relating to the Partnership and its shareholders” are correct in all material respects, and the discussion thereunder fairly summarizes the material U.S. federal income tax consequences to a holder of Shares of the Partnership.

We express no opinion herein other than as expressly stated above.  This opinion is intended for the exclusive use of the Partnership in connection with the offering of Shares under the Registration Statement and it may not be used, circulated, quoted or relied upon for any other purpose without our prior written consent.  This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise the Partnership or any other party of any subsequent changes of the matters stated, represented, or assumed herein or any subsequent changes in applicable law.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to this firm under the heading “Legal Matters” in the prospectus which is part of the Registration Statement.  In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act, the rules and regulations of the Securities and Exchange Commission promulgated thereunder, or Item 509 of Regulation S-K.

Very truly yours,

/s/  Kutak Rock LLP